Exhibit 3.10

SEVENTH AMENDMENT
TO
THE LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP

This SEVENTH AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP, dated as of May 8, 2008 (this "Amendment"), is made by ConCap Equities, Inc., a Delaware corporation (the "General Partner").  All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Consolidated Capital Institutional Properties, LP, a Delaware limited partnership (the "Partnership"), is governed pursuant to the terms of that certain Limited Partnership Agreement of Consolidated Capital Institutional Properties, dated as of April 28, 1981, as amended to date (the "Partnership Agreement" and, as amended by this Amendment, the "Agreement");

WHEREAS, pursuant to Article XXI of the Partnership Agreement, the General Partner is authorized to amend the Partnership Agreement as it determines may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, the General Partner has previously amended the Partnership Agreement to convert each of the Units of limited partnership interest into three separate series of limited partnership interests that have separate rights with respect to (i) the Partnership's membership interest in CCIP Knolls, L.L.C., which owns the Knolls Apartments, (ii) the Partnership's membership interest in CCIP Society Park East, L.L.C., which owns the Dunes Apartments, and (iii) the Partnership’s interests in all other limited partnerships and limited liability companies;

WHEREAS, the General Partner has determined that its interest in the Partnership should be converted into three separate series that correspond to the series of interests into which the Limited Partners' interests were converted.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.                    Amendments to the Partnership Agreement.  Article XXII of the Partnership Agreement is hereby amended to read in its entirety as follows:

XXII.  DESIGNATION OF SERIES OF PARTNERSHIP INTERESTS

22.01       Designation of Series; Conversion of Existing Interests.

                (a)           There is hereby established three series of interests in the Partnership, with each series comprised of both a General Partner's interest in the Partnership and the Limited Partners' interest in the Partnership.  The General Partner's interests are hereby designated as a "Series A GP Interest," a "Series B GP Interest" and a "Series C GP Interest."  The Limited Partners' interests are hereby designated as "Series A Units," "Series B Units" and "Series C Units."  The collective interests of both the General Partner and the Limited Partners of each series are herein referred to as the "Series A Interests," the "Series B Interests" and the "Series C Interests," respectively.

                (b)           Effective as of the close of business on April 30, 2008 (the "Establishment Date"), without any further action by the General Partner or any Limited Partner, (i) the interest of the General Partner in the Partnership shall automatically be converted into a Series A GP Interest, a Series B GP Interest and a Series C GP Interest, and (ii) each then outstanding Unit of limited partnership interest in the Partnership shall automatically be converted into one Series A Unit, one Series B Unit and one Series C Unit.

                (c)           Each series of interests shall entitle the holders thereof to the respective rights set forth in this Article XXII.  The relative rights of the General Partner, on one hand, and the Limited Partners, on the other, prior to the Establishment Date shall be maintained after the Establishment Date, but considered on a series by series basis.  The General Partner's Series A GP Interest, Series B GP Interest and Series C GP Interest shall only entitle it to receive an amount equal to a 1% allocation of the Partnership's Net Profits and Net Losses, and 1% of distributions of Distributable Cash From Operations, in each case, calculated on a series by series basis.

22.02       Series A Interests.  From and after the Establishment Date, the following assets shall be allocated solely to the Series A Interests for all purposes, and shall be so recorded upon the books of account of the Partnership: (i) all of the Partnership's interests in any entity in which the Partnership owns an interest, other than the Series B Subsidiary (as defined below) and the Series C Subsidiary (as defined below), (ii) all consideration received by the Partnership from the issuance or sale of any Series A Interest, or from any additional capital contributions relating to the Series A Interests, and all assets in which such consideration is invested, and (iii) all interest, dividends, distributions, income, earnings, profits, gains and proceeds from any assets described in the foregoing clauses (i) and (ii), including any proceeds derived from the refinancing, sale or other disposition of such assets, and any funds or payments derived from any reinvestment of such proceeds.  No Person, other than a Person who holds a Series A Interest, shall have any claim on or any right to any assets allocated solely to the Series A Interests.

22.03       Series B Interests.  From and after the Establishment Date, the following assets shall be allocated solely to the Series B Interests for all purposes, and shall be so recorded upon the books of account of the Partnership: (i) all of the Partnership's membership interest in CCIP Knolls, L.L.C., a Delaware limited liability company (the "Series B Subsidiary"), (ii) all consideration received by the Partnership from the issuance or sale of any Series B Interest, or from any additional capital contributions relating to the Series B Interests, and all assets in which such consideration is invested, and (iii) all interest, dividends, distributions, income, earnings, profits, gains and proceeds from any assets described in the foregoing clauses (i) and (ii), including any proceeds derived from the refinancing, sale or other disposition of such assets, and any funds or payments derived from any reinvestment of such proceeds.  No Person, other than a Person who holds a Series B Interest, shall have any claim on or any right to any assets allocated solely to the Series B Interests.

22.04       Series C Interests.  From and after the Establishment Date, the following assets shall be allocated solely to the Series C Interests for all purposes, and shall be so recorded upon the books of account of the Partnership: (i) all of the Partnership's membership interest in CCIP Society Park East, L.L.C., a Delaware limited liability company (the "Series C Subsidiary"), (ii) all consideration received by the Partnership from the issuance or sale of any Series C Interest, or from any additional capital contributions relating to the Series C Interests, and all assets in which such consideration is invested, and (iii) all interest, dividends, distributions, income, earnings, profits, gains and proceeds from any assets described in the foregoing clauses (i) and (ii), including any proceeds derived from the refinancing, sale or other disposition of such assets, and any funds or payments derived from any reinvestment of such proceeds.  No Person, other than a Person who holds a Series C Interest, shall have any claim on or any right to any assets allocated solely to the Series C Interests.

22.05       Allocation of Certain Assets and Income.  If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series of interests, the General Partner shall allocate them among any one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which determination shall be conclusive and binding on the Limited Partners of all series for all purposes.

22.06       Liabilities and Expenses of Each Series.  The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to each series of interests shall be enforceable only against the assets allocated to such series, and not against the Partnership generally or the assets of any other series of interests.  The interests of each series shall be charged with all expenses, costs, charges and reserves attributable to such series, and shall not be charged with any expenses, costs, charges or reserves attributable to any other series or the assets of such other series.  The General Partner's determination of which debts, liabilities and obligations, and which expenses, costs, charges and reserves, are attributable to each series of interests shall be conclusive and binding on the Limited Partners of all series for all purposes.  Any Person extending credit to, contracting with or otherwise having a claim against any series of interests may look only to the assets of that series to satisfy any such obligation or claim, and not against the assets of the Partnership generally or the assets of any other series.  Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series of interests shall be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which allocation shall be conclusive and binding on the Limited Partners of all series for all purposes.

22.07       Distributions to Partners of Each Series.  From and after the Establishment Date, all distributions to Partners (including distributions comprised of Distributable Cash from Operations and Surplus Funds and distributions upon termination and dissolution of the Partnership) shall be determined on a series by series basis in accordance with the criteria set forth in Sections 22.02, 22.03 and 22.04.

22.08       Capital Accounts for Each Series.  On the Establishment Date, for each series of interests, a separate capital account shall be established on the books of the Partnership for each Partner who holds such series, which shall initially consist of that portion of such Partner's existing capital account that relates to the assets of such series.  Thereafter, the capital account of each Partner who holds any series of interest shall be adjusted in the manner set forth in the Agreement, but on a series by series basis, with respect to (i) capital contributions relating to such series, (ii) that portion of the Partnership's Net Profits and Net Losses allocated to such series, and (iii) distributions paid in respect of such series.

22.09       Separate Books and Records.  Separate and distinct books and records shall be maintained for each series of interests, and the assets and liabilities associated with a particular series shall be held and accounted for separately from the other assets and liabilities of the Partnership and other series.  The Partnership shall prepare, and provide to Limited Partners (to the extent not included in the Partnership's filings with the Securities and Exchange Commission), quarterly financial reports (which need not be audited) for each series.

22.10       Transfers of Series Interests.  Each series of interests shall be transferable separate and apart from each other series.  Notwithstanding Section 5.01 of the Agreement, a minimum of five (5) Units of any particular series may be transferred, except for IRA or Keogh plans, and except for transfers by gift or inheritance, intrafamily transfers, family dissolutions and transfer to affiliates.

22.11       Voting & Approval Rights.  If any term or provision of the Agreement requires the vote, consent or approval of Limited Partners holding a majority of the Units, such term or provision shall be deemed to require the vote, consent or approval of Limited Partners holding a majority of outstanding Units of each series, except with respect to any matter or action relating to a particular series or its assets, which shall require only the vote, consent or approval of Limited Partners holding a majority of the outstanding Units of such series.  Notwithstanding Article XIV of the Agreement, meetings of the Limited Partners to vote upon any matters on which  the Limited Partners are authorized to take action under this Agreement may be called at any time by the General Partner or (i) in the case of any matter that is subject to the vote, consent or approval of Limited Partners holding a majority of outstanding Units of each series, by one or more Limited Partners holding more than 10% of the outstanding Units of each series, or (ii) in the case of any matter that is subject to the vote, consent or approval only of Limited Partners holding a majority of outstanding Units of a particular series, by one or more Limited Partners holding more than 10% of the outstanding Units of such series, in either case, by delivering written notice, either in person or by registered mail, of such call to the General Partner.

22.12       Repurchase of Units.  From and after the Establishment Date, a repurchase of Units of any series may be effected pursuant to Article VI of the Agreement with Net Asset Value calculated separately for each series of Units in accordance with the criteria set forth in this Article XXII.

22.13       Tax Treatment.  For United States federal income tax purposes, each series of interests shall represent a separate and distinct entity treated as a partnership.

22.14       Termination of a Series.  Any series of interests may be terminated only upon (i) the termination and dissolution of the Partnership, (ii) the vote or written consent of Limited Partners holding a majority of the outstanding Units of such series, or (iii) the sale or other disposition of all or substantially all of the assets of such series.  Upon termination of a series, the General Partner shall proceed to wind up the affairs of such series, and the Partnership shall not carry on any business in respect of such series except for the purpose of winding up its affairs.

2.                    Miscellaneous.

(a)                 Effect of Amendment.  In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)                 Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)                 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

CONCAP EQUITIES, INC.,
a Delaware corporation

By:    /s/Harry Alcock
Harry Alcock
Executive Vice President